AGREEMENT AND
                        PLAN OF REORGANIZATION
                         DATED MARCH 15, 1999
                               BETWEEN
               CONSOLIDATED BUILDERS SUPPLY CORPORATION
                                 AND
             GLOBAL BUSINESS INFORMATION DIRECTORY, INC.

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                 AGREEMENT AND PLAN OF REORGANIZATION

       THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into this 15th day of March, 1999 by and between Consolidated Builders Supply Corporation, a Colorado corporation
("CBSC" or "Surviving Corporation") and Global Business Information Directory, a Delaware corporation ("GBID").

                               RECITALS

A. Subject to and in accordance with the terms and conditions of this Agreement and pursuant to the Articles of Merger
attached hereto as Exhibit A ("Articles of Merger"), the parties intend that GBID will merge with and into CBSC (the "Merger"), whereby at the Effective Time, all of the GBID Common Stock will be converted into five million two hundred and fifty-nine thousand two hundred and fifty (5,259,250)(1) shares of the common stock of CBSC
(the "CBSC Common Stock").
____________________
(1) All references to the number of shares of CBSC common stock are adjusted to reflect a 1 to 5 reverse split effective March 15, 1999.

B. For federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of Section368(a)(1)(A) of the Code.

C. The parties hereto desire to set forth certain representations, warranties and covenants made by each to the otheras an inducement to the consummation of the Merger.

                              AGREEMENT

NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

1. CERTAIN DEFINITIONS.

1.1 "AFFILIATE" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

1.2 "CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

1.3 "CLOSING DATE" shall mean the date of the Closing.

1.4 "CODE" shall mean the United States Internal
Revenue Code of 1986, as amended.

1.5 "COMMISSION" shall mean the United States
Securities and Exchange Commission.

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1.6 "DISSENTING SHARES" shall mean those shares
held by holders who perfect their appraisal rights under the applicable state laws.

1.7 "EFFECTIVE TIME" shall mean the date and time of the effectiveness of the Merger under Colorado and Delaware law.

1.8 "GAAP" shall mean generally accepted accounting principles.

1.9 "GBID COMMON STOCK" shall mean all of the outstanding shares of Common Stock of GBID.

1.10 "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the operations, assets or financial condition (financial or otherwise) of an entity considered as a whole.

1.11 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

1.12 "TRANSACTION DOCUMENTS" shall mean all documents or agreements attached as an exhibit or schedule hereto, and set forth on the Table of Contents.

2. PLAN OF REORGANIZATION.

2.1 THE MERGER. Subject to the terms and conditions of this Agreement and the Articles of Merger, GBID shall be merged with and into CBSC in accordance with the applicable provisions of the laws of the States of Colorado and Delaware, and with the terms and conditions of this Agreement and the Articles of Merger, so that:

(A) At the Effective Time (as defined in Section
2.5 (below)), GBID shall be merged with and into CBSC.
As a result of the Merger, the separate corporate existence of GBID shall cease, and CBSC shall continue as the surviving corporation, and shall succeed to and assume all of the rights and obligations of GBID in accordance with the laws of Colorado.

(B) The Certificate of Incorporation and Bylaws of
CBSC in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation after the Effective Time unless and until further amended as provided by law.

(C) Subject to the terms of this Agreement, at the Effective Time, the Board of Directors of CSBC shall appoint Steve Carmichael to its board of directors. Mr.
Carmichael and the rest of CSBC's Board of Directors shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Surviving Corporation.

2.2 CONVERSION OF SHARES.  Each share of GBID Common
Stock,issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger, and at the

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Effective Time, and without further action on the part of
any holder thereof, be converted into 1.09 shares of fully paid and nonassessable shares of CBSC Common Stock.

2.3 FRACTIONAL SHARES.  No fractional shares of
CBSC Common Stock will be issued in connection with the Merger.

2.4 THE CLOSING. Subject to termination of this Agreement as provided in Section 5 (below), the Closing shall take place at the offices of M. Richard Cutler, 610 Newport Center Drive, Suite 800, Newport Beach, CA 92660, as soon as possible upon the satisfaction or waiver of all conditions set forth in Section 3 hereof, or such other time and place as is mutually agreeable to the parties.

2.5 EFFECTIVE TIME.  Simultaneously with the
Closing, the Articles of Merger shall be filed in the office of the Secretary of State of the State of Colorado. The Merger shall become effective immediately upon the filing of the Articles of Merger with such office.

2.6 TAX FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section368(a)(1)(A) of the Code. Each party agrees that it will not take or assert any position on any tax return, report or otherwise which is inconsistent with the qualification of the Merger as a reorganization within the meaning of Section368(a) of the Code.
CBSC represents now, and as of the Closing Date, that it presently intends to continue GBID's historic business or use a significant portion of GBID's business assets in a business.

3. REPRESENTATIONS AND WARRANTIES OF GBID. GBID represents and warrants to CBSC as set forth below. No fact or circumstance disclosed shall constitute an exception to these representations and warranties except as may mutually be agreed upon in writing by the parties hereto.

3.1 ORGANIZATION. GBID is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. GBID is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary except where the failure to be so qualified would not have a Material Adverse Effect on GBID.

3.2 CAPITALIZATION.

(A) The authorized capital of GBID
consists of 50,000,000 shares of Common Stock, par value $0.0001 per share, of which 4,825,000 shares are issued and outstanding.

(B) GBID does not have outstanding any
preemptive rights, subscription rights, options, warrants, rights to convert or exchange, capital stock equivalents, or other rights to purchase or otherwise acquire any GBID capital stock or other securities.

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(C) All of the issued and outstanding shares of GBID
capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock has been issued in full compliance with all applicable federal and state securities laws. None of GBID's issued and outstanding shares of capital stock are subject to repurchase or redemption rights.

(D) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, option, or other restriction on transfer applicable to any shares of GBID's capital stock.

(E) GBID is not a party or subject to any agreement or understanding (and, to GBID's actual knowledge, there is no agreement or understanding between or among any persons) that affects or relates to the voting or giving of written consent with respect to any security.

3.3 POWER, AUTHORITY AND VALIDITY. GBID has the corporate power to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of GBID and no other corporate proceedings on the part of GBID are necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated herein and therein. GBID is not subject to, or obligated under, any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. Except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which GBID is qualified to do business, and (ii) filings under applicable securities laws, no consent of any person who is a party to a contract which is material to GBID's business, nor consent of any governmental authority, is required to be obtained on the part of GBID to permit the transactions contemplated herein and to permit GBID to continue the business activities of GBID as previously conducted by GBID without a Material Adverse Effect. This Agreement is, and the other Transaction Documents when executed and delivered by GBID shall be, the valid and binding obligations of GBID, enforceable in accordance with their respective terms.

3.4 TAX-FREE REORGANIZATION.

(A) GBID has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section368(a) of the Code.

(B) GBID is not an investment company
as defined in SectionSection368(a)(2)(F)(iii) and (iv) of the Code.

3.5 NO BROKERS. GBID is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Articles of Merger or in connection with any transaction contemplated hereby or thereby.

4. REPRESENTATIONS AND WARRANTIES OF CBSC. CBSC represents and warrants to GBID as set forth below. No fact or circumstance disclosed to GBID shall constitute an exception to these representations and warranties except as may mutually be agreed upon in writing by GBID and CBSC.

4.1 ORGANIZATION. CBSC is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado and has the corporate power and authority to carry on its business as it is now being conducted. CBSC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its businesses or properties makes such qualification or licensing necessary except where the failure to be so qualified would not have a Material Adverse Effect on CBSC.

4.2 CAPITALIZATION.

(A) The authorized capital of CBSC consists of 100,000,000 shares of Common Stock, par value $0.001, of which 3,120,000 (post-split) shares are issued and outstanding
(without giving effect to the shares issued to GBID hereunder), and 10,000,000 shares of preferred stock, par value $0.01, of which no shares are issued and outstanding.

(B) All of the issued and outstanding shares of CBSC capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock has been issued in full compliance with all applicable federal and state securities laws. None of CBSC's issued and outstanding shares of capital stock are subject to repurchase or redemption rights.

(C) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, option, or other restriction on transfer applicable to any shares of CBSC capital stock.

(D) CBSC is not a party or subject to any agreement or understanding (and, to CBSC's actual knowledge, there is no agreement or understanding between or among any persons) that affects or relates to the voting or giving of written consent with respect to any security.

4.3 POWER, AUTHORITY AND VALIDITY. CBSC has the corporate power to enter into this Agreement and the other Transaction Documents to which they are parties and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of CBSC and no other corporate proceedings on the part of CBSC are necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated herein and therein. CBSC is not subject to, or obligated under, any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. Except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which CBSC is qualified to do business, and (ii) filings under applicable securities laws, no consent of any person who is a party to a contract which is material to CBSC's business, nor consent of any governmental authority, is required to be obtained on the part of CBSC to permit the transactions contemplated herein and to permit CBSC to continue the business activities of CBSC as previously conducted by CBSC without a Material Adverse Effect. This Agreement is, and the other Transaction Documents when executed and delivered by CBSC shall be, the valid and binding obligations of CBSC, enforceable in accordance with their respective terms.

4.4 TAX-FREE REORGANIZATION.

(A) CBSC has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section368(a) of the Code.

(B) CBSC is not an investment company as defined in SectionSection368(a)(2)(F)(iii) and (iv) of the Code.

4.5 NO BROKERS. CBSC is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Articles of Merger or in connection with any transaction contemplated hereby or thereby.

5. PRECLOSING COVENANTS OF GBID.

5.1 NOTICES AND APPROVALS. GBID agrees: (a) to give all notices to third parties which may be necessary or deemed desirable by CBSC in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by CBSC in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain, and to cause GBID to obtain, all consents and authorizations of any other third parties necessary or deemed desirable by CBSC in connection with this Agreement and the consummation of the transactions contemplated hereby.

5.2 INFORMATION FOR CBSC S STATEMENTS AND
APPLICATIONS. GBID and its employees, accountants and attorneys shall cooperate fully with CBSC in the preparation of any statements or applications made by CBSC to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish CBSC with all information concerning GBID necessary or deemed desirable by CBSC for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

6. MUTUAL COVENANTS.

6.1 REGULATORY FILINGS; CONSENTS; REASONABLE EFFORTS.
Subject to the terms and conditions of this Agreement, GBID and CBSC shall use their respective best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional internally prepared information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional internally prepared information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

6.2 FURTHER ASSURANCES. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

7. CLOSING MATTERS.

7.1 FILING OF ARTICLES OF MERGER. On the date of the Closing, but not prior to the Closing, the Articles of Merger shall be filed with the offices of the Secretary of State of the State of Colorado and the merger of GBID with and into CBSC shall be consummated.

7.2 EXCHANGE OF CERTIFICATES. At or within 45 days of the Closing, CBSC shall deliver and issue to each shareholder of GBID a certificate or certificates representing the CBSC Common Stock issuable to such shareholder as consideration in this Merger.

7.3 DELIVERY OF DOCUMENTS.  On or before the
Closing, the parties shall deliver the documents, and shall perform the acts specified herein, including delivery of the counterpart signature pages of the Transaction Documents executed by GBID and/or CBSC, as the case may be. All documents which GBID shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to CBSC. All documents which CBSC shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to GBID.

8. TERMINATION OF AGREEMENT.

8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto. This Agreement may also be terminated and abandoned by either GBID or CBSC, if the Merger is not effected by March 20, 1999. Any termination of this Agreement under this
Section 5.1 shall be effected by the delivery of written notice of the terminating party to the other parties hereto.

8.2 LIABILITY FOR TERMINATION. Any termination of this Agreement pursuant to this Section 5 shall be without further obligation or liability upon any party in favor of any other party hereto; provided, that if such termination shall result from the willful failure of a party to carry out its obligations under this Agreement, then such party shall be liable for losses incurred by the other parties as set forth in Section 5.5. The provisions of this Section 5.2 shall survive termination.

8.3 CERTAIN EFFECTS OF TERMINATION. In the event of the termination of this Agreement as provided in Section 5.1 herein, each party, if so requested by the other party, will (i) return promptly every document (other than documents publicly available) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its president or vice president stating to such effect; and

8.4 REMEDIES. No party shall be limited to the termination right granted in Section 5.1 hereto by reason of the nonfulfillment of any condition to such party's closing obligations but may, in the alternative, elect to do one of the following:

(A) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated hereby shall be deemed a waiver of any misrepresentation or breach of warranty or covenant and of any party's rights and remedies with respect thereto to the extent that the other party shall have actual knowledge of such misrepresentation or breach and the Closing shall nonetheless take place; or

(B) decline to close, terminate this Agreement as provided in Section 5.1 hereof, and thereafter seek damages to the extent permitted in Section 5.5 hereof.

8.5 ARBITRATION. Any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration conducted by JAMS/Endispute under the JAMS/Endispute Rules for Complex Arbitration (the "JAMS Rules"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The parties hereto agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of the United States District Courts for the Southern District of California shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the JAMS Rules within ten (10) days of the submission to JAMS/Endispute of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by either of the parties and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by either of the parties), including the power to render an award as provided in Rule 43 of the JAMS Rules; provided, however, that the arbitrator shall not have the power to award punitive damages under any circumstances (whether styled as punitive, exemplary, or treble damages, or any penalty or punitive type of damages) regardless of whether such damages may be available under applicable law, the parties hereby waiving CBSC rights to recover any such damages. The arbitrator shall award the prevailing party its costs

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and reasonable attorneys' fees, and the losing
party shall bear the entire cost of the arbitration, including the arbitrator's fees. All arbitration shall be held in Orange County, California. In addition to the above court, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. Notwithstanding the foregoing, the parties irrevocably submit to the nonexclusive jurisdiction of the state and federal courts situated where the respondent is domiciled or resides as of the Effective Date in any action to enforce an arbitration award. With respect to any request for immediate injunctive relief, that state and federal courts in Orange County, California shall have exclusive jurisdiction and venue over any such disputes.

9. MISCELLANEOUS.

9.1 GOVERNING LAWS. It is the intention of the parties hereto that the internal laws of the State of California
(irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

9.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

9.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

9.4 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

9.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This
Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

9.6 EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement, the exhibits hereto, and the other Transaction
Documents.

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9.7 AMENDMENT AND WAIVERS.  Any term or provision of this
Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

9.8 SURVIVAL OF AGREEMENTS. All covenants,agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto and shall terminate on the date one year after the Closing Date.

9.9 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

9.10 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

9.11 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this
Section 6.11.

                       If to CBSC:

                       Consolidated Builders Supply Corporation
                       c/o The Law Offices of M. Richard Cutler
                       610 Newport Center Drive, Suite 800
                       Newport Beach, CA 92660
                       Attn: M. Richard Cutler, Esq.
                       Facsimile No.: (949) 719-1988

                       If to GBID:

                       Global Business Information Directory, Inc.
                       145 Tyee Drive, Suite 164
                       Point Roberts, WA 98281
                       Facsimile No.: (____) ________________

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Such notice shall be treated as effective when sent.

9.12 TIME.  Time is of the essence of this Agreement.

9.13 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

9.14 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and each party's status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 6.14.

9.15 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

9.16 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

9.17 ABSENCE OF THIRD-PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner of any party hereto or any other person or entity except employees and stockholders of GBID specifically referred to herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CONSOLIDATED BUILDERS               GLOBAL BUSINESS INFORMATION
SUPPLY CORPORATION,                 DIRECTORY, INC.,
an Colorado corporation             a Delaware corporation

By: /s/ Raymond R. Cottrell         By: /s/ Stephen W. Carmichael
President                           President

ATTEST:                             ATTEST:

By: /s/ Kendall L. Dorsett          By: /s/ Douglas E. Abrahams
Secretary                           Secretary

             GLOBAL BUSINESS INFORMATION DIRECTORY, Inc.

                       Secretary's Certificate

 The undersigned, Douglas E. Abrahams, Secretary of GBID, Inc., a Delaware corporation and one of the merging corporations mentioned in the foregoing Agreement and Plan of Reorganization (the "Agreement"), certifies that the Agreement has been adopted by the written consent of the shareholders of the majority of the outstanding stock of GBID, Inc. entitled to vote thereon in accordance with the provisions of the General Corporation Law of the State of Delaware.

Dated: March 15, 1999

By: /s/ Douglas E. Abrahams
Secretary of Global Business Information Directory, Inc.

               Consolidated Builders Supply Corporation

                       Secretary's Certificate

 The undersigned, Kendall L. Dorsett, Secretary of Consolidated Builders Supply Corporation a Colorado corporation and one of the merging corporations mentioned in the foregoing Agreement and Plan of Reorganization (the "Agreement"), certifies that the Agreement has been adopted by the affirmative vote of the holders of a majority of the outstanding Common Stock of Consolidated Builders Supply Corporation entitled to vote thereon at a meeting held pursuant to notice in accordance with the provisions of the Colorado Business Corporation Law.

Dated: March 15, 1999


By: /s/ Kendall L. Dorsett
Secretary of Consolidated Builders Supply Corporation

                             EXHIBIT "A"

                          ARTICLES OF MERGER

THIS IS TO CERTIFY:

1. PARTIES. Pursuant to the terms of that certain definitive Agreement and Plan of Reorganization dated March
15, 1999 (the "Agreement"), Consolidated Business Supply Corporation ("CBSC"), a corporation formed pursuant to the laws of the State of Colorado, has merged with Global Business Information Directory, Inc., a corporation formed pursuant to the laws of the State of Delaware, effective March 22, 1999 (the "Effective Date").

2. APPROVAL. The terms of the Agreement were approved by the affirmative vote of the Boards of Directors and Shareholders of both CBSC and GBID, on March 9, 1999, pursuant to unanimous consents or meetings of the same held pursuant to proper notice (or waiver thereof).

3. SHARE EXCHANGE. The Agreement provides that all of the shareholders of GBID, representing 4,825,000 issued and outstanding common shares, shall exchange their respective shares for an aggregate of 5,259,250 of CBSC common stock, to be distributed to each GBID shareholder pro rata to their respective ownership in GBID at the Effective Date. Immediately prior to the Effective Date, there were 3,120,000 common shares of CBSC issued and outstanding.

4. SERVICE. For purposes herein, all notices and service of process may be effectuated by tendering the same to M.
Richard Cutler, Esq., 610 Newport Center Drive, Suite 800, Newport Beach, CA 92660, legal counsel to CBSC.

5. SURVIVING ENTITY. Pursuant to the terms of the Agreement, CBSC shall be the surviving entity and, upon the Effective Date and upon filing of these Articles of Merger with the Colorado Secretary of State and issuance of an applicable
Certificate of Merger by the Secretary of State of Colorado, GBID shall cease to exist as a bona fide Delaware corporation.

6. NAME CHANGE. Pursuant to the affirmative vote of the shareholders of CBSC, the CBSC Articles of Incorporation shall be amended to reflect a change in CBSC's name to "Global
Business Information Directory, Inc."


7. COUNTERPARTS. This Articles of Merger may be executed in counterparts, each of which shall be deemed to be an original document, but together shall be deemed to constitute only one agreement.

Executed as of this 15th day of March, 1999

CONSOLIDATED BUILDERS                     GLOBAL BUSINESS
SUPPLY CORPORATION                        INFORMATION DIRECTORY, INC.

By:/s/Raymond R. Cottrell, President      By:/s/Steve Carmichael, President